Exhibit 99.1

E*TRADE Financial Corporation Announces Second Quarter 2016 Results

NEW YORK--(BUSINESS WIRE)--July 21, 2016--E*TRADE Financial Corporation (NASDAQ:ETFC)

Second Quarter Results

  Net income of $133 million, or $0.48 per diluted share
  Total net revenue of $474 million
  Allowance for loan losses of $293 million resulting in a benefit to provision for loan losses of $35 million
  Total non-interest expense of $295 million
  Daily Average Revenue Trades (DARTs) of 152,000
  End of period margin receivables of $6.8 billion
  Net new brokerage accounts of 23,000 and an annualized attrition rate of 8.3 percent
  Net new brokerage assets of $1.6 billion; end of period total customer assets of $286 billion
  Utilized $151 million to repurchase 5.9 million shares at an average price of $25.64, bringing the total utilization under the Company’s program to $502 million

E*TRADE Financial Corporation (NASDAQ:ETFC) today announced results for its second quarter ended June 30, 2016, reporting net income of $133 million, or $0.48 per diluted share. This compares to net income of $153 million, or $0.53 per diluted share, in the prior quarter which includes a $31 million(1) income tax benefit related to the release of valuation allowances against certain state deferred tax assets. This also compares to net income of $292 million, or $0.99 per diluted share, in the second quarter of 2015 which includes a $220 million(1) income tax benefit related to the settlement of an IRS examination. Total net revenue of $474 million increased from $472 million in the prior quarter and $429 million in the second quarter of 2015.

“The second quarter was positive from several perspectives as our core business performed steadily, and we continued to deploy capital to the benefit of our owners,” said Paul Idzik, Chief Executive Officer. “The quarter closed in a frenzy of market activity that impelled a single-day record of net buying as customers seized opportunities following sharp market declines. As part of our effort to deepen engagement with our customers, we raised the bar with the launch of our Adaptive Portfolio offering – a solution that meets a broad array of customer needs and truly embodies our strengths as a best-in-class digital experience backed by the support of our financial consultants. With respect to capital, we distributed approximately $190 million to the parent, which allowed us to execute $151 million of share repurchases and continue our balance sheet growth initiative. Entering the second half of the year we are poised to capitalize on opportunities to improve our customer experience and deploy capital, while being mindful of the overall operating environment.”

E*TRADE reported DARTs of 152,000 during the quarter, a decrease of eight percent from the prior quarter and an increase of two percent versus the same quarter a year ago.

The Company ended the quarter with 3.3 million brokerage accounts, an increase of 23,000 from the prior quarter. This compares to 45,000(2) net new brokerage accounts in the first quarter of 2016 and 25,000(2) in the second quarter of 2015. Brokerage account attrition for the second quarter was 8.3 percent annualized.

The Company ended the quarter with $286 billion in total customer assets, compared with $285 billion at the end of the prior quarter and $302 billion a year ago.

During the quarter, customers added $1.6 billion in net new brokerage assets. Brokerage related cash increased by $0.4 billion to $43.0 billion during the second quarter. Customers were net buyers of approximately $1.4 billion of securities. Margin receivables averaged $6.5 billion in the quarter, down three percent from the prior quarter and 20 percent from the year ago quarter, ending the quarter at $6.8 billion.

Corporate cash, which is a component of consolidated cash and equivalents, ended the quarter at $523 million(3), an increase of $41 million from the prior quarter. The increase in corporate cash was primarily driven by $187 million in capital distributions to the parent from the Company's bank and broker-dealer subsidiaries, offset by utilization of $151 million to repurchase shares of the Company's common stock. Consolidated cash and equivalents ended the quarter at $2.4 billion.

Net interest income for the second quarter was $286 million, down from $287 million in the prior quarter and up from $252 million a year ago. Second quarter results reflected a net interest margin of 2.64 percent on average interest-earning assets of $43.4 billion, compared with 2.81 percent on $40.9 billion in the prior quarter and 2.37 percent on $42.5 billion in the second quarter of 2015.

Commissions, fees and service charges, and other revenue in the second quarter were $178 million, compared to $175 million in the prior quarter and $167 million in the second quarter of 2015. Average commission per trade for the quarter was $10.82, up from $10.64 in the prior quarter and down from $10.96 in the second quarter of 2015. Total net revenue in the quarter also included $10 million of net gains on the sale of securities and other. This compares to $10 million in both the prior quarter and the second quarter of 2015.

Total non-interest expense in the quarter of $295 million decreased $17 million from the prior quarter, primarily driven by a decrease in advertising and market development spend, and decreased $14 million from the year ago period, which included $6 million of executive severance and $9 million related to a third party contract amendment. The Company’s operating margin for the quarter was 45 percent. This compared to an operating margin of 41 percent in the prior quarter and 27 percent a year ago. Adjusted operating margin in the second quarter was 38 percent(1), which compared to 34 percent(1) in the prior quarter and 28 percent(1) in the second quarter of 2015.

The Company’s total assets ended the quarter at $49.2 billion, an increase of $1.3 billion from the prior quarter. The increase was driven by the movement of customer assets held at third party institutions onto the Company's balance sheet during the quarter.

The Company’s loan portfolio ended the quarter at $4.4 billion, declining $0.3 billion from the prior quarter. Net charge-offs in the quarter resulted in a recovery of $6 million compared with a recovery of $3 million in the prior quarter and net charge-offs of $3 million in the second quarter of 2015. The allowance for loan losses ended the quarter at $293 million, down from $322 million in the prior quarter and $402 million in the second quarter of 2015. The decrease in the allowance resulted in a benefit to provision for loan losses of $35 million, which compared to a benefit of $34 million in the previous quarter and a provision of $3 million in the second quarter of 2015.

As of June 30, 2016, the Company reported consolidated and bank Tier 1 leverage ratios of 7.5 percent(4) and 8.2 percent(5), compared with 7.8 percent(4) and 8.6 percent(5) in the previous quarter.

Historical metrics and financials can be found on the E*TRADE Financial corporate website at about.etrade.com.

The Company will host a conference call to discuss the results beginning at 5 p.m. ET today. This conference call will be available to domestic participants by dialing (800) 686-0136 while international participants should dial +1 (303) 223-4378. A live audio webcast and replay of this conference call will also be available at about.etrade.com.

About E*TRADE Financial

E*TRADE Financial and its subsidiaries provide financial services including online brokerage and related banking products and services to retail investors. Securities products and services are offered by E*TRADE Securities (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries and affiliates. More information is available at www.etrade.com. ETFC-E

Important Notices

E*TRADE Financial, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation.

Forward-Looking Statements

The statements contained in this news release that are forward looking, including statements regarding the prospects from the launch of the Company’s Adaptive Portfolio and the Company’s ability to capitalize on opportunities to improve the customer experience and deploy capital to the benefit of its owners are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, and are subject to a number of uncertainties and risks. Actual results may differ materially from those indicated in the forward-looking statements. The uncertainties and risks include, but are not limited to, macro trends of the economy in general and the residential real estate market, market volatility and its impact on trading volumes, instability in the consumer credit markets and credit trends, such as fluctuations in interest rates, increased mortgage loan delinquency and default rates, portfolio seasoning and resolution through collections, sales or charge-offs, the uncertainty surrounding the foreclosure process, the Company's ability to attract and retain customers, grow customer relationships and develop new products and services, increased competition, potential system disruptions and security breaches, and the potential negative regulatory consequences resulting from the implementation of financial regulatory reform as well as from actions by or more restrictive policies or interpretations of the Federal Reserve, the Office of the Comptroller of the Currency, the FDIC, the Department of Labor, or other regulators. Further information about these risks and uncertainties can be found in the annual, quarterly, and current reports on Form 10-K, Form 10-Q, and Form 8-K previously filed by E*TRADE Financial Corporation with the Securities and Exchange Commission (including information in these reports under the caption “Risk Factors”). Any forward-looking statement included in this release speaks only as of the date of this communication; the Company disclaims any obligation to update any information, except as required by law.

© 2016 E*TRADE Financial Corporation. All rights reserved.

Financial Statements

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Income(6)
(In millions, except share data and per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Revenue:
Interest income	$306	$308	$310	$614	$626
Interest expense	(20)	(21)	(58)	(41)	(124)
Net interest income	286	287	252	573	502
Commissions	106	107	103	213	217
Fees and service charges	62	58	55	120	107
Gains (losses) on securities and other	10	10	10	20	25
Other revenue	10	10	9	20	19
Total non-interest income	188	185	177	373	368
Total net revenue	474	472	429	946	870
Provision (benefit) for loan losses	(35)	(34)	3	(69)	8
Non-interest expense:
Compensation and benefits	125	126	118	251	231
Advertising and market development	30	43	32	73	66
Clearing and servicing	25	24	25	49	49
FDIC insurance premiums	6	6	11	12	29
Professional services	22	22	26	44	53
Occupancy and equipment	24	23	22	47	43
Communications	20	23	19	43	38
Depreciation and amortization	20	20	20	40	40
Amortization of other intangibles	5	5	5	10	10
Restructuring and other exit activities	1	2	2	3	6
Losses on early extinguishment of debt	—	—	—	—	73
Other non-interest expenses	17	18	29	35	44
Total non-interest expense	295	312	309	607	682
Income before income tax expense (benefit)	214	194	117	408	180
Income tax expense (benefit)	81	41	(175)	122	(152)
Net income	$133	$153	$292	$286	$332

Basic earnings per share	$0.48	$0.54	$1.01	$1.02	$1.15
Diluted earnings per share	$0.48	$0.53	$0.99	$1.01	$1.13
Shares used in computation of per share data:
Basic (in thousands)	277,013	285,274	290,086	281,141	289,915
Diluted (in thousands)	277,978	286,680	294,936	282,426	294,912

E*TRADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheet
(In millions, except share data)
(Unaudited)

	June 30,	March 31,	December 31,
	2016	2016	2015
ASSETS
Cash and equivalents	$2,393	$1,627	$2,233
Cash required to be segregated under federal or other regulations	1,821	2,158	1,057
Available-for-sale securities	13,895	14,005	12,589
Held-to-maturity securities	15,716	14,968	13,013
Margin receivables	6,824	6,336	7,398
Loans receivable, net	4,089	4,360	4,613
Receivables from brokers, dealers and clearing organizations	692	611	520
Property and equipment, net	231	232	236
Goodwill	1,792	1,792	1,792
Other intangibles, net	164	169	174
Deferred tax assets, net	830	940	1,033
Other assets	755	745	769
Total assets	$49,202	$47,943	$45,427

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$32,964	$31,829	$29,445
Customer payables	6,712	6,793	6,544
Payables to brokers, dealers and clearing organizations	1,744	1,437	1,576
Other borrowings	409	409	491
Corporate debt	993	993	997
Other liabilities	595	745	575
Total liabilities	43,417	42,206	39,628

Shareholders' equity:
Common stock, $0.01 par value, shares authorized:
400,000,000 at June 30, 2016, March 31, 2016 and December 31, 2015, shares issued and outstanding: 273,677,799 at June 30, 2016, 279,526,976 at March 31, 2016, and 291,335,241 at December 31, 2015
	3	3	3
Additional paid-in-capital	6,911	7,056	7,356
Accumulated deficit	(1,175)	(1,308)	(1,461)
Accumulated other comprehensive income (loss)	46	(14)	(99)
Total shareholders' equity	5,785	5,737	5,799
Total liabilities and shareholders' equity	$49,202	$47,943	$45,427

Key Performance Metrics(7)

Corporate	Qtr ended 6/30/16	Qtr ended 3/31/16	Qtr ended 6/30/16 vs. 3/31/16	Qtr ended 6/30/15	Qtr ended 6/30/16 vs. 6/30/15

Operating margin %(8)	45%	41%	4%	27%	18%
Adjusted operating margin %(1)(8)	38%	34%	4%	28%	10%

Employees	3,588	3,498	3%	3,260	10%
Consultants and other	180	107	68%	100	80%
Total headcount	3,768	3,605	5%	3,360	12%

Book value per share(9)	$21.14	$20.52	3%	$19.69	7%
Tangible book value per share(9)	$15.66	$15.10	4%	$14.31	9%

Cash and equivalents ($MM)	$2,393	$1,627	47%	$1,872	28%
Corporate cash ($MM)(3)	$523	$482	9%	$406	29%

Net interest margin (basis points)	264	281	(6)%	237	11%
Interest-earning assets, average ($MM)	$43,422	$40,892	6%	$42,519	2%

Customer Activity	Qtr ended 6/30/16	Qtr ended 3/31/16	Qtr ended 6/30/16 vs. 3/31/16	Qtr ended 6/30/15	Qtr ended 6/30/16 vs. 6/30/15

Trading days	64.0	61.0	N.M.	63.0	N.M.

DARTs	152,488	165,122	(8)%	149,448	2%

Total trades (MM)	9.8	10.1	(3)%	9.4	4%
Average commission per trade	$10.82	$10.64	2%	$10.96	(1)%

End of period margin receivables ($B)	$6.8	$6.3	8%	$8.1	(16)%
Average margin receivables ($B)	$6.5	$6.7	(3)%	$8.1	(20)%

Customer Activity	Qtr ended 6/30/16	Qtr ended 3/31/16	Qtr ended 6/30/16 vs. 3/31/16	Qtr ended 6/30/15	Qtr ended 6/30/16 vs. 6/30/15

Gross new brokerage accounts	90,779	103,508	(12)%	94,716	(4)%
Gross new stock plan accounts	68,362	60,250	13%	66,870	2%
Gross new banking accounts	1,157	1,070	8%	1,208	(4)%
Closed accounts(2)	(124,546)	(112,294)	N.M.	(129,538)	N.M.
Net new accounts	35,752	52,534	N.M.	33,256	N.M.

Net new brokerage accounts(2)	23,090	40,459	N.M.	18,687	N.M.
Net new stock plan accounts	18,488	16,412	N.M.	20,489	N.M.
Net new banking accounts	(5,826)	(4,337)	N.M.	(5,920)	N.M.
Net new accounts	35,752	52,534	N.M.	33,256	N.M.

End of period brokerage accounts(2)	3,277,090	3,254,000	1%	3,201,326	2%
End of period stock plan accounts	1,443,053	1,424,565	1%	1,293,957	12%
End of period banking accounts	329,725	335,551	(2)%	350,953	(6)%
End of period total accounts	5,049,868	5,014,116	1%	4,846,236	4%

Annualized brokerage account attrition rate(2)(10)	8.3%	7.8%	N.M.	9.6%	N.M.

Customer Assets ($B)
Security holdings	$208.8	$205.6	2%	$215.2	(3)%
Sweep deposits	27.8	26.4	5%	20.7	34%
Customer payables (cash)	6.7	6.8	(1)%	6.7	—%
Customer assets held by third parties(11)	8.5	9.4	(10)%	14.6	(42)%
Brokerage customer assets	251.8	248.2	1%	257.2	(2)%
Unexercised stock plan holdings (vested)	28.9	30.9	(6)%	39.7	(27)%
Savings, checking and other banking assets	5.2	5.4	(4)%	5.5	(5)%
Total customer assets	$285.9	$284.5	—%	$302.4	(5)%

Net new brokerage assets(12)	$1.6	$2.9	N.M.	$0.9	N.M.
Net new banking assets(12)	(0.2)	—	N.M.	(0.3)	N.M.
Net new customer assets(12)	$1.4	$2.9	N.M.	$0.6	N.M.

Brokerage related cash	$43.0	$42.6	1%	$42.0	2%
Other cash and deposits	5.2	5.4	(4)%	5.5	(5)%
Total customer cash and deposits	$48.2	$48.0	—%	$47.5	1%

Stock plan customer holdings (unvested)	$64.6	$65.5	(1)%	$78.9	(18)%

Customer net (buy) / sell activity	$(1.4)	$(1.2)	N.M.	$(0.3)	N.M.

Loans	Qtr ended 6/30/16	Qtr ended 3/31/16	Qtr ended 6/30/16 vs. 3/31/16	Qtr ended 6/30/15	Qtr ended 6/30/16 vs. 6/30/15

Loans receivable ($MM)
Average loans receivable	$4,512	$4,803	$(291)	$5,862	$(1,350)
Ending loans receivable, net	$4,089	$4,360	$(271)	$5,252	$(1,163)
Loan servicing expense	$8	$7	$1	$8	$—

Loan performance detail (all loans, including TDRs) ($MM)

One- to Four-Family
Current	$2,062	$2,176	$(114)	$2,578	$(516)
30-89 days delinquent	68	74	(6)	76	(8)
90-179 days delinquent	26	28	(2)	17	9
180+ days delinquent (net of $37, $39 and
$48 in charge-offs for Q216, Q116 and Q215, respectively)	103	108	(5)	125	(22)
Total delinquent loans(13)	197	210	(13)	218	(21)
Gross loans receivable(14)	$2,259	$2,386	(127)	$2,796	(537)

Home Equity
Current	$1,695	$1,841	$(146)	$2,322	$(627)
30-89 days delinquent	47	52	(5)	61	(14)
90-179 days delinquent	27	28	(1)	33	(6)
180+ days delinquent (net of $29, $28 and
$25 in charge-offs for Q216, Q116 and Q215, respectively)	59	55	4	42	17
Total delinquent loans(13)	133	135	(2)	136	(3)
Gross loans receivable(14)	$1,828	$1,976	(148)	$2,458	(630)

Consumer and Other
Current	$290	$314	$(24)	$393	$(103)
30-89 days delinquent	5	5	—	6	(1)
90-179 days delinquent	—	1	(1)	1	(1)
180+ days delinquent	—	—	—	—	—
Total delinquent loans	5	6	(1)	7	(2)
Gross loans receivable(14)	$295	$320	(25)	$400	(105)

Total Loans Receivable
Current	$4,047	$4,331	$(284)	$5,293	$(1,246)
30-89 days delinquent	120	131	(11)	143	(23)
90-179 days delinquent	53	57	(4)	51	2
180+ days delinquent (net of $66, $67 and $73 in charge-offs for Q216, Q116 and Q215, respectively)	162	163	(1)	167	(5)
Total delinquent loans(13)	335	351	(16)	361	(26)
Gross loans receivable(14)	$4,382	$4,682	(300)	$5,654	(1,272)

Loans	Qtr ended 6/30/16	Qtr ended 3/31/16	Qtr ended 6/30/16 vs. 3/31/16	Qtr ended 6/30/15	Qtr ended 6/30/16 vs. 6/30/15
TDR performance detail ($MM)(15)

One- to Four-Family TDRs
Current	$202	$209	$(7)	$225	$(23)
30-89 days delinquent	18	19	(1)	23	(5)
90-179 days delinquent	6	6	—	5	1
180+ days delinquent (net of $21, $22
and $26 in charge-offs for Q216, Q116 and Q215, respectively)	44	43	1	51	(7)
Total delinquent TDRs	68	68	—	79	(11)
TDRs	$270	$277	(7)	$304	(34)

Home Equity TDRs
Current	$168	$167	$1	$176	$(8)
30-89 days delinquent	10	12	(2)	14	(4)
90-179 days delinquent	6	7	(1)	7	(1)
180+ days delinquent (net of $19, $19
and $15 in charge-offs for Q216, Q116 and Q215, respectively)	24	23	1	19	5
Total delinquent TDRs	40	42	(2)	40	—
TDRs	$208	$209	(1)	$216	(8)

Total TDRs
Current	$370	$376	$(6)	$401	$(31)
30-89 days delinquent	28	31	(3)	37	(9)
90-179 days delinquent	12	13	(1)	12	—
180+ days delinquent (net of $40, $41 and $41 in charge-offs for Q216, Q116 and Q215, respectively)	68	66	2	70	(2)
Total delinquent TDRs	108	110	(2)	119	(11)
TDRs	$478	$486	(8)	$520	(42)

Activity in Allowance for Loan Losses

	Three Months Ended June 30, 2016
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In millions)
Allowance for loan losses, ending 3/31/16	$49	$267	$6	$322
Provision (benefit) for loan losses	(8)	(28)	1	(35)
(Charge-offs) recoveries, net	1	6	(1)	6
Allowance for loan losses, ending 6/30/16	$42	$245	$6	$293

	Three Months Ended March 31, 2016
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In millions)
Allowance for loan losses, ending 12/31/15	$40	$307	$6	$353
Provision (benefit) for loan losses	8	(42)	—	(34)
(Charge-offs) recoveries, net	1	2	—	3
Allowance for loan losses, ending 3/31/16	$49	$267	$6	$322

	Three Months Ended June 30, 2015
	One- to Four- Family	Home Equity	Consumer and Other	Total
	(In millions)
Allowance for loan losses, ending 3/31/15	$31	$360	$11	$402
Provision (benefit) for loan losses	20	(15)	(2)	3
(Charge-offs) recoveries, net	(2)	—	(1)	(3)
Allowance for loan losses, ending 6/30/15	$49	$345	$8	$402

Specific Valuation Allowance Activity(16)

	As of June 30, 2016
	Recorded Investment in Modifications before charge- offs	Charge- offs	Recorded Investment in Modifications	Specific Valuation Allowance	Net Investment in Modifications	Specific Valuation Allowance as a % of Modifications	Total Expected Losses(17)
	(Dollars in millions)
One- to four-family	$205	$(46)	$159	$(7)	$152	4%	26%
Home equity	285	(112)	173	(50)	123	29%	57%
Total	$490	$(158)	$332	$(57)	$275	17%	44%

	As of March 31, 2016
	Recorded Investment in Modifications before charge- offs	Charge- offs	Recorded Investment in Modifications	Specific Valuation Allowance	Net Investment in Modifications	Specific Valuation Allowance as a % of Modifications	Total Expected Losses(17)
	(Dollars in millions)
One- to four-family	$208	$(45)	$163	$(8)	$155	5%	26%
Home equity	288	(116)	172	(50)	122	29%	58%
Total	$496	$(161)	$335	$(58)	$277	17%	44%

	As of June 30, 2015
	Recorded Investment in Modifications before charge- offs	Charge- offs	Recorded Investment in Modifications	Specific Valuation Allowance	Net Investment in Modifications	Specific Valuation Allowance as a % of Modifications	Total Expected Losses(17)
	(Dollars in millions)
One- to four-family	$225	$(46)	$179	$(12)	$167	7%	25%
Home equity	301	(128)	173	(56)	117	32%	61%
Total	$526	$(174)	$352	$(68)	$284	19%	46%

Capital	Qtr ended 6/30/16	Qtr ended 3/31/16	Qtr ended 6/30/16 vs. 3/31/16	Qtr ended 6/30/15	Qtr ended 6/30/16 vs. 6/30/15

E*TRADE Financial
Tier 1 leverage ratio(4)	7.5%	7.8%	(0.3)%	8.5%	(1.0)%
Common Equity Tier 1 ratio(4)	35.6%	34.5%	1.1%	37.7%	(2.1)%
Tier 1 risk-based capital ratio(4)	35.6%	34.5%	1.1%	37.7%	(2.1)%
Total risk-based capital ratio(4)	41.2%	40.0%	1.2%	42.3%	(1.1)%

E*TRADE Bank
Tier 1 leverage ratio(5)	8.2%	8.6%	(0.4)%	9.8%	(1.6)%
Common Equity Tier 1 ratio(5)	34.2%	33.3%	0.9%	45.4%	(11.2)%
Tier 1 risk-based capital ratio(5)	34.2%	33.3%	0.9%	45.4%	(11.2)%
Total risk-based capital ratio(5)	35.5%	34.6%	0.9%	46.7%	(11.2)%

Average Balance Sheet Data(a)

	Three Months Ended
	June 30, 2016			March 31, 2016
	Average	Interest	Average	Average	Interest	Average
	Balance	Inc./Exp.	Yield/Cost	Balance	Inc./Exp.	Yield/Cost
Cash and equivalents	$1,589	$1	0.36%	$1,611	$2	0.41%
Cash required to be segregated under federal or other regulation	1,599	1	0.34%	1,133	1	0.32%
Available-for-sale securities	13,503	68	2.01%	12,642	64	2.03%
Held-to-maturity securities	15,354	107	2.80%	13,676	103	3.01%
Margin receivables	6,502	61	3.76%	6,677	64	3.89%
Loans	4,512	49	4.32%	4,804	51	4.23%
Broker-related receivables and other	363	1	0.29%	349	—	0.29%
Subtotal interest-earning assets	43,422	288	2.65%	40,892	285	2.79%
Other interest revenue(b)	—	18		—	23
Total interest-earning assets	43,422	306	2.83%	40,892	308	3.01%
Total non-interest earning assets	4,815			4,921
Total assets	$48,237			$45,813

Deposits	$31,865	$1	0.01%	$29,567	$1	0.01%
Customer payables	6,913	1	0.07%	6,452	1	0.07%
Broker-related payables and other	1,345	—	0.00%	1,450	—	0.00%
Other borrowings	410	4	4.43%	436	5	4.13%
Corporate debt	993	14	5.40%	995	13	5.39%
Subtotal interest-bearing liabilities	41,526	20	0.19%	38,900	20	0.21%
Other interest expense(c)	—	—		—	1
Total interest-bearing liabilities	41,526	20	0.20%	38,900	21	0.21%
Total non-interest-bearing liabilities	969			1,189
Total liabilities	42,495			40,089
Total shareholders' equity	5,742			5,724
Total liabilities and shareholders' equity	$48,237			$45,813

Excess interest earning assets over interest bearing liabilities/ net interest income/ net interest margin	$1,896	$286	2.64%	$1,992	$287	2.81%

(a)	Beginning in 2016, corporate interest income and corporate interest expense are presented within net interest income. In addition, the Company transitioned to net interest margin as the key metric for measuring balance sheet performance. Prior periods have been reclassified to conform with the current period presentation.
(b)	Represents interest revenue on securities loaned for the periods presented.
(c)	Represents interest expense on securities borrowed for the periods presented.

	Three Months Ended(a)
	June 30, 2015
	Average	Interest	Average
	Balance	Inc./Exp.	Yield/Cost
Cash and equivalents	$1,597	$—	0.18%
Cash required to be segregated under federal or other regulation	379	—	0.15%
Available-for-sale securities	13,587	66	1.93%
Held-to-maturity securities	12,366	86	2.78%
Margin receivables	8,118	70	3.44%
Loans	5,864	57	3.89%
Broker-related receivables and other	608	1	0.62%
Subtotal interest-earning assets	42,519	280	2.64%
Other interest revenue (b)	—	30
Total interest-earning assets	42,519	310	2.92%
Total non-interest-earning assets	4,630
Total assets	$47,149

Deposits	$26,285	$1	0.01%
Customer payables	6,576	1	0.08%
Broker-related payables and other	1,828	—	0.00%
Other borrowings	4,948	41	3.34%
Corporate debt	1,025	13	5.25%
Subtotal interest-bearing liabilities	40,662	56	0.56%
Other interest expense(c)	—	2
Total interest-bearing liabilities	40,662	58	0.56%
Total non-interest-bearing liabilities	893
Total liabilities	41,555
Total shareholders' equity	5,594
Total liabilities and shareholders' equity	$47,149

Excess interest earning assets over interest bearing liabilities/ net interest income/ net interest margin	$1,857	$252	2.37%

(a)	Beginning in 2016, corporate interest income and corporate interest expense are presented within net interest income. In addition, the Company transitioned to net interest margin as the key metric for measuring balance sheet performance. Prior periods have been reclassified to conform with the current period presentation.
(b)	Represents interest revenue on securities loaned for the periods presented.
(c)	Represents interest expense on securities borrowed for the periods presented.

Explanation of Non-GAAP Measures and Certain Metrics

Management believes that adjusting GAAP measures by excluding or including certain items is helpful to investors and analysts who may wish to use some or all of this information to analyze the Company’s current performance, prospects and valuation. Management uses this non-GAAP information internally to evaluate operating performance and in formulating the budget for future periods. Management believes that the non-GAAP measures and metrics discussed below are appropriate for evaluating the operating and liquidity performance of the Company.

Adjusted Net Income and Adjusted EPS

Management believes that excluding the income tax benefit related to the release of a valuation allowance against state deferred tax assets and the income tax benefit related to the settled IRS examination of the Company's 2007, 2009, and 2010 federal tax returns from net income and EPS provides useful additional measures of the Company’s ongoing operating performance because these items are not directly related to our performance. See endnote (1) for a reconciliation of these non-GAAP measures to the comparable GAAP measures.

Adjusted Operating Margin

Management believes that excluding provision (benefit) for loan losses from operating margin provides a useful measure of the Company's ongoing operating performance because management excludes this item when evaluating operating margin performance. See endnote (1) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

Corporate Cash

Corporate cash represents cash held at the parent company as well as cash held in certain subsidiaries, not including bank and broker-dealer subsidiaries, that can distribute cash to the parent company without any regulatory approval or notification. The Company believes that corporate cash is a useful measure of the parent company’s liquidity as it is the primary source of capital above and beyond the capital deployed in regulated subsidiaries. See endnote (3) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

Tangible Book Value per Share

Tangible book value per share represents shareholders’ equity less goodwill (net of related deferred tax liability) and other intangible assets divided by common stock outstanding. The Company believes that tangible book value per share is a measure of the Company’s capital strength. See endnote (9) for a reconciliation of this non-GAAP measure to the comparable GAAP measure.

It is important to note that these metrics and other non-GAAP measures may involve judgment by management and should be considered in addition to, not as substitutes for, or superior to, net income or other measures prepared in accordance with GAAP. For additional information on the adjustments to these non-GAAP measures, please see the Company’s financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein.

ENDNOTES

(1) The following tables provide reconciliations of non-GAAP adjusted net income, adjusted EPS, and adjusted operating margin percentage to the comparable GAAP measures (dollars in millions except for per share amounts):

	Q2 2016		Q1 2016		Q2 2015
	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS

Net income	$133	$0.48	$153	$0.53	$292	$0.99
Deduct impact of tax benefits:
Income tax benefit related to the release of a valuation allowance against state deferred tax assets	—		(31)
Income tax benefit related to settled IRS examination	—		—		(220)
Adjusted net income and adjusted diluted EPS	$133	$0.48	$122	$0.43	$72	$0.25

	Q2 2016		Q1 2016		Q2 2015
	Amount	Operating Margin %	Amount	Operating Margin %	Amount	Operating Margin %

Income before income tax expense (benefit) and operating margin	$214	45%	$194	41%	$117	27%
Add back impact of pre-tax items:
Provision (benefit) for loan losses	(35)		(34)		3
Adjusted income before income tax expense (benefit) and adjusted operating margin	$179	38%	$160	34%	$120	28%

(2) Net new brokerage accounts and end of period brokerage accounts were impacted by the closure of 4,430 accounts related to the shutdown of the Company's Hong Kong and Singapore operations in the first quarter of 2016. Net new and end of period brokerage accounts during the second quarter of 2015 were impacted by the closure of 3,484 accounts related to the escheatment of unclaimed property and 3,325 accounts related to the shutdown of the Company’s global trading platform.

(3) The following table provides a reconciliation of GAAP consolidated cash and equivalents to non-GAAP corporate cash at period end (dollars in millions):

	Q2 2016	Q1 2016	Q2 2015
Consolidated cash and equivalents	$2,393	$1,627	$1,872
Less: Bank cash(a)	(1,306)	(680)	(1,330)
Less: U.S. broker-dealers' cash(a)	(537)	(440)	(111)
Less: Other	(27)	(25)	(25)
Corporate cash	$523	$482	$406

(a)	U.S. broker-dealers' cash includes E*TRADE Securities and E*TRADE Clearing. Prior to the move of E*TRADE Clearing out from under E*TRADE Bank in the third quarter of 2015, related cash was included in the “Bank cash” line item.

(4) E*TRADE Financial’s capital ratios are calculated as follows and are preliminary for the current period (dollars in millions):

	Q2 2016	Q1 2016	Q2 2015
E*TRADE Financial shareholders' equity	$5,785	$5,737	$5,714
ADD:
(Gains) losses in other comprehensive income on available-for-sale debt securities and cash flow hedges, net of tax	(43)	17	259
DEDUCT:
Goodwill and other intangible assets, net of deferred tax liabilities	(1,422)	(1,435)	(1,441)
Disallowed deferred tax assets	(857)	(909)	(827)
Other(a)	—	—	108
E*TRADE Financial Common Equity Tier 1 capital	$3,463	$3,410	$3,813
ADD:
Allowable allowance for loan losses	129	131	136
Non-qualifying capital instruments subject to phase-out (trust preferred securities)(a)	414	414	325
E*TRADE Financial total capital	$4,006	$3,955	$4,274

E*TRADE Financial average assets for leverage capital purposes	$48,255	$45,886	$47,133
DEDUCT:
Goodwill and other intangible assets, net of deferred tax liabilities	(1,422)	(1,435)	(1,441)
Disallowed deferred tax assets	(857)	(909)	(827)
Other(a)	—	—	108
E*TRADE Financial adjusted average assets for leverage capital purposes	$45,976	$43,542	$44,973

E*TRADE Financial total risk-weighted assets(b)	$9,731	$9,882	$10,103

E*TRADE Financial Tier 1 leverage ratio (Tier 1 capital / Adjusted average
assets for leverage capital purposes)	7.5%	7.8%	8.5%
E*TRADE Financial Common Equity Tier 1 capital / Total risk-weighted assets	35.6%	34.5%	37.7%
E*TRADE Financial Tier 1 capital / Total risk-weighted assets	35.6%	34.5%	37.7%
E*TRADE Financial total capital / Total risk-weighted assets	41.2%	40.0%	42.3%

(a)	As a result of applying the transition provisions under Basel III, in 2015 the Company included 25% of the TRUPs in the calculation of E*TRADE Financial’s Tier 1 capital and 75% of the TRUPs in the calculation of E*TRADE Financial’s total capital. In accordance with the transition provisions, the TRUPs were fully phased out of E*TRADE Financial's Tier 1 capital as of January 1, 2016.
(b)	Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

(5) E*TRADE Bank’s capital ratios are calculated as follows and are preliminary for the current period (dollars in millions):

	Q2 2016	Q1 2016	Q2 2015
E*TRADE Bank shareholder's equity(a)	$3,207	$3,126	$4,146
ADD:
(Gains) losses in other comprehensive income on available-for-sale debt securities and cash flow hedges, net of tax	(43)	17	258
DEDUCT:
Goodwill and other intangible assets, net of deferred tax liabilities	(38)	(38)	(38)
Disallowed deferred tax assets	(186)	(209)	(82)
E*TRADE Bank Tier 1 capital/Common Equity Tier 1 capital	$2,940	$2,896	$4,284
ADD:
Allowable allowance for loan losses	112	113	123
E*TRADE Bank total capital	$3,052	$3,009	$4,407

E*TRADE Bank average assets for leverage capital purposes(a)	$36,292	$34,073	$44,021
DEDUCT:
Goodwill and other intangible assets, net of deferred tax liabilities	(38)	(38)	(38)
Disallowed deferred tax assets	(186)	(209)	(82)
E*TRADE Bank adjusted average assets for leverage capital purposes	$36,068	$33,826	$43,901

E*TRADE Bank total risk-weighted assets(a)(b)	$8,594	$8,695	$9,444

E*TRADE Bank Tier 1 leverage ratio (Tier 1 capital / Adjusted average assets
for leverage capital purposes)	8.2%	8.6%	9.8%
E*TRADE Bank Common Equity Tier 1 capital / Total risk-weighted assets	34.2%	33.3%	45.4%
E*TRADE Bank Tier 1 capital / Total risk-weighted assets	34.2%	33.3%	45.4%
E*TRADE Bank total capital / Total risk-weighted assets	35.5%	34.6%	46.7%

(a)	Amounts presented for E*TRADE Bank exclude E*TRADE Securities as of February 1, 2015 and E*TRADE Clearing as of July 1, 2015.
(b)	Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.

(6) Beginning in the first quarter of 2016, the Company updated the presentation of its consolidated income statement line items as follows:

  Reclassified corporate interest income and corporate interest expense from other income (expense) to net interest income;
  Reclassified losses on early extinguishment of debt from other income (expense) to non-interest expense; and
  Reclassified other income (expense) from other income (expense) to gains (losses) on securities and other.

Prior periods have been reclassified to conform to the current period presentation.

(7) Amounts and percentages may not recalculate due to rounding.

(8) Operating margin is the percentage of net revenue that results in income before income taxes. The percentage is calculated by dividing income before income taxes by total net revenue. Adjusted operating margin percentage is calculated by dividing income before income taxes, excluding the provision (benefit) for loan losses, by total net revenue.

(9) The following tables provide a reconciliation of GAAP book value and book value per share to non-GAAP tangible book value and tangible book value per share at period end (dollars in millions, except per share amounts):

	Q2 2016		Q1 2016		Q2 2015
	Amount	Per Share	Amount	Per Share	Amount	Per Share
Book value	$5,785	$21.14	$5,737	$20.52	$5,714	$19.69
Less: Goodwill and other intangibles, net	(1,956)		(1,961)		(1,976)
Add: Deferred tax liability related to goodwill	456		446		414
Tangible book value	$4,285	$15.66	$4,222	$15.10	$4,152	$14.31

(10) The brokerage account attrition rate is calculated by dividing attriting brokerage accounts, which are gross new brokerage accounts less net new brokerage accounts, by total brokerage accounts at the previous period end. This rate is presented on an annualized basis.

(11) Customer assets held by third parties are held outside E*TRADE Financial and include money market funds and sweep deposit accounts at unaffiliated financial institutions. Customer assets held by third parties are not reflected in the Company’s consolidated balance sheet and are not immediately available for liquidity purposes. The following table provides details of customer assets held by third parties (dollars in billions):

	Q2 2016	Q1 2016	Q2 2015
Sweep deposits at unaffiliated financial institutions	$4.6	$5.6	$3.3
Money market fund	0.3	0.2	7.7
Municipal funds and other	3.6	3.6	3.6
Total customer assets held by third parties	$8.5	$9.4	$14.6

(12) Net new customer assets are total inflows to all new and existing customer accounts less total outflows from all closed and existing customer accounts. The net new banking assets and net new brokerage assets metrics treat asset flows between E*TRADE entities in the same manner as unrelated third party accounts.

(13) Delinquent loans include charge-offs for loans that are in bankruptcy or are 180 days past due which have been written down to their expected recovery value. The following table shows the total amount of charge-offs on loans that are still held by the Company at the end of the periods presented (dollars in millions):

	Q2 2016	Q1 2016	Q2 2015
One- to four-family	$108	$110	$122
Home equity	206	215	243
Total charge-offs	$314	$325	$365

(14) Includes unpaid principal balances and premiums (discounts).

(15) The TDR loan performance detail is a subset of the Company’s total loan performance. TDRs include loan modifications performed under the Company’s modification programs and loans that have been charged-off due to bankruptcy notification.

(16) Modifications are a subset of TDRs, and represent loan modifications performed under the Company’s modification programs. They do not include loans that have been charged-off due to the Company receiving notification of bankruptcy if the loan has not been modified previously by the Company. The following table shows the reconciliation of total TDRs that had a modification and those for which the Company received a notification of bankruptcy (dollars in millions):

	Q2 2016	Q1 2016	Q2 2015
Modified loans	$332	$335	$352
Bankruptcy loans	146	151	168
Total TDRs	$478	$486	$520

(17) The total expected losses on modifications includes both the previously recorded charge-offs and the specific valuation allowance.

CONTACT:
E*TRADE Media Relations
Thayer Fox, 646-521-4418
thayer.fox@etrade.com
or
E*TRADE Investor Relations
Brett Goodman, 646-521-4406
brett.goodman@etrade.com